Exhibit 5.01

[Cleary Gottlieb Steen & Hamilton LLP Letterhead]

June 25, 2010

Google Inc.

1600 Amphitheatre Parkway

Mountain View, California 94043

Ladies and Gentlemen:

We have acted as special counsel to Google Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s registration statement on Form S-3 (the “Registration Statement”) relating to the offering from time to time by the selling stockholders named therein of up to 1,076,123 shares of the Class A Common Stock, par value $0.001 per share (the “Common Stock”), of the Company that are issued and outstanding (the “Resale Shares”).

In arriving at the opinion expressed below, we have reviewed the following documents:

(a)	the Registration Statement and the documents incorporated by reference therein;

(b)	a specimen of the Common Stock; and

(c)	copies of the Third Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed and (ii) that the Resale Shares conform to the specimen of the Common Stock that we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Resale Shares have been duly authorized by all necessary corporate action of the Company, and the Resale Shares are validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the General Corporation Law of the State of Delaware).

We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement and in any prospectus supplements related thereto under the heading “Legal Matters” and to the use of this opinion as a part (Exhibit 5) of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/S/ JANET L. FISHER
Janet L. Fisher, a Partner